Exhibit 4.1

                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is made and entered into this 1st day of October, 2001, by and between American Fire Retardant Corp., a Nevada corporation ("AFRC"), whose principal place of business is 9337 Bond Avenue, El Cajon, CA 92102 and Gregory Bartko, Esq., of the Law Office of Gregory Bartko, P.C. (the "Consultant").

                                    RECITALS

         WHEREAS, Consultant is willing and capable of providing on a "best efforts" basis various mergers and acquisition, feasibility, fairness opinions, legal services and management services for and on behalf of AFRC in connection with AFRC's mergers and acquisition projects and in connection with AFRC's compliance with state and Federal securities laws and regulations; and

         WHEREAS, AFRC desires to retain the Consultant as an independent Consultant to provide the above-described consulting services, and the Consultant desires to be retained in that capacity upon the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Consulting Services. AFRC hereby retains the Consultant as an independent
     Consultant to AFRC and the Consultant hereby accepts and agrees to such retention. The Consultant shall render to AFRC such services of an advisory or consultative nature in order to assist AFRC in the analysis of proposed divestiture/sales or acquisitions that may benefit AFRC in the fire retardant industry; rendering of legal advice and services in the structuring of divestitures and acquisitions; and in order to permit AFRC to comply with all state and Federal securities laws and regulations.

Time,Place and Manner of Performance. The Consultant shall be available for advice and counsel to the officers and directors of AFRC at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined in the sole discretion of the Consultant.

Term of Agreement. The term of this Agreement shall be for 12 months, commencing
     October 1, 2001 and terminating on September30, 2002, unless terminated pursuant to Section 7 of this Agreement or unless amended in writing and signed by the parties hereto.

Compensation. In consideration of the services to be provided for AFRC by the Consultant, AFRC hereby agrees to the following deliverable schedule for compensation:

Mergers and Acquisitions Project Consulting Upon receipt of the consulting
-------------------------------------------
      services and acceptance of the work product as final and complete by AFRC, then AFRC agrees to issue and deliver 7,500,000 shares of common stock as compensation in full for the work product. At the sole discretion of the AFRC Board of Directors, AFRC may provide the shares of common stock at any time prior to receipt of the deliverables, based upon progress reports, and/or within thirty (30) days of receipt, acceptance and approval by AFRC of the final deliverables. AFRC agrees as soon as reasonably practicable to register the Shares for resale under the Securities Act of 1933, as amended, pursuant to a registration statement filed with the Securities and Exchange Commission on Form (S-8) (or, if Form S-8 is not then available, such other form of registration statement then available).

Confidentiality. The Consultant covenants that all information concerning AFRC,
----------------
     including proprietary information, which he obtains as a result of the services rendered pursuant to this Agreement shall be kept confidential and shall not be used by the Consultant except for the direct benefit of AFRC, nor shall the confidential information be disclosed by the Consultant to any third party without prior written consent of AFRC, provided, however, that the Consultant shall not be obligated to treat as confidential, or return to AFRC copies of confidential information that (i) was publicly known at the time of disclosure to the Consultant; (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to AFRC by the Consultant, or; (iii) is lawfully disclosed to the Consultant by a third party or is required by any entity or court of competent jurisdiction or lawful request of any regulatory body or agency.

Independent Contractor. The Consultant and AFRC hereby acknowledge that the
-----------------------
     Consultant is an independent contractor. The Consultant agrees not to hold himself out as, nor shall take any action from which others might reasonably infer that the Consultant is a partner or agent or a joint venturer with AFRC. In addition, the Consultant shall take no action that, to the knowledge of the Consultant binds, or purports to bind, AFRC to any contract or agreement.

Expenses. Typical expenses expected to be incurred by the Consultant are covered
---------
     by Consultant. For other extraordinary expenses beyond minor daily operating expenses to perform services under this Agreement, AFRC shall reimburse the Consultant on demand, net 30 days, for all expenses and other disbursements, provided these expenses and disbursements shall have AFRC's prior written approval and be verifiable with receipts and documentation as may be required under GAAP for accounting purposes of AFRC. All expense invoices pre-approved and received by AFRC will be addressed on a net 30 day basis.

Termination. Notwithstanding any provision contained in this Agreement on the
------------
     contrary, this Agreement may be terminated by AFRC at any time, for any reason, with or without cause, at the sole discretion of AFRC, with 30 days written notice to Consultant. Upon termination of this Agreement prior to the end of its anticipated expiration on September 30, 2002, with or without cause, AFRC has no requirement for payment of compensation or expenses of any kind, explicit or implicit, and AFRC assumes no liabilities either express or implied as a result of any terms of this Agreement. Until receipt of Consultant's deliverables by AFRC and the acceptance by AFRC of the adequacy and completeness of these deliverables in the sole discretion of AFRC, there is no creation of liabilities either express or implied under this Agreement; except that, at the sole discretion of AFRC, it may provide portions of compensation for work product received and accepted, and for project progress, as optional and voluntary interim compensation to Consultant by AFRC, up to the full amount to be paid. AFRC may also, at any time, terminate this Agreement for cause. For purposes of this Agreement the term "cause" means a termination of this Agreement during the term which is a result of (i) the Consultant's felony conviction or plea of "no contest" to a felony; (ii) the Consultant's willful disclosure of material trade secrets or other material confidential information related to Consultant's business; or (iii) the Consultant's willful and continued failure to substantially perform his duties for AFRC after a written demand for substantial performance is delivered by AFRC to the Consultant, which demand specifically identifies the manner in which AFRC believes that the Consultant has not substantially performed his duties, and which performance is not substantially corrected by the Consultant within 10 days of delivery of such demand. For purposes of the previous sentence, no act or failure to act on the Consultant's part shall be deemed "willful" unless done, or omitted to be done, by the Consultant not in good faith and without reasonable belief that the Consultant's action or omission was in the best interest of AFRC.

Work Product. It is agreed that the Consultant retains all property rights with
-------------
     respect to the deliverables until payment in full for all work product is received by the Consultant from AFRC and AFRC has given final quality assurance approval to the work product and deliverables.

Conflict of Interest. The Consultant shall be free to perform services for other
---------------------
     persons. The Consultant will notify AFRC of his performance of consulting services for any other person which could conflict with his obligations under this Agreement. Upon receiving such notice, AFRC may terminate this Agreement or may in writing waive the conflict concerns and continue with this Agreement at the sole discretion of AFRC.

Indemnification for Securities Law Violations. AFRC and the Consultant agree to
----------------------------------------------
     mutually indemnify and hold each other and each officer, director and controlling person of AFRC or the Consultant harmless against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which the Consultant or AFRC or such officer, director or controlling person may become subject under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, because of inappropriate actions of the Consultant or AFRC or their agent(s). AFRC and the Consultant will comply with all of the applicable laws of the Securities Act of 1933.

Notices. Any notices required or permitted to be given under this Agreement
--------
     shall be sufficient if in writing and delivered or sent by registered or certified mail to the principal office of each party.

Waiver of Breach. Any waiver by AFRC of a breach of any provision of this
-----------------
     Agreement by the Consultant shall not operate or be construed as a waiver of any subsequent breach by the Consultant. Any waiver by Consultant of a breach of any provision of this Agreement by AFRC shall not operate or be construed as a waiver of any subsequent breach by AFRC.

Assignment. This Agreement and the rights and obligations of the parties
-----------
     hereunder shall not be assignable, unless written authorization to assign the Agreement, rights and obligations hereunder is obtained from the other non-assigning Party.

Severability. All agreements and covenants contained herein are severable, and
-------------
     in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

Entire Agreement. This Agreement contains the entire agreement between the
-----------------
     Parties, and may not be waived, amended, modified or supplemented except by agreement in writing signed by the Party against whom enforcement of any waiver, amendment, modification or supplement is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

Waiver and Modification. Any waiver, alteration or modification of any of the
------------------------
     provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, from time to time, may waive any of its rights hereunder without effecting a waiver with respect to any subsequent occurrences or transactions hereof.

Counterparts. This Agreement may be executed in counterparts, each of which
-------------
     shall be deemed an original but both of which taken together shall constitute but one and the same document.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.


CONSULTANT


----------------------------
Gregory Bartko, Esq.


AMERICAN FIRE RETARDANT CORP


----------------------------
Steven F. Owens Chairman/President